FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES ACQUISITION OF CPS SACRAMENTO AND ENTRY INTO WHOLESALE LIFE BROKERAGE ARENA

PASADENA, California, June 20, 2006 - PAULA Financial (NASDAQ:PFCO) today announced that its operating subsidiary, Pan American Underwriters, Inc., has acquired the assets of Sacramento based wholesale life broker Lawrence B. Long Insurance Services, Inc., which operates under the name CPS Sacramento.

Jeff Snider, Chairman and Chief Executive Officer of PFCO, commented, “We are excited to be entering the wholesale life brokerage business and are pleased that Larry Long, CPS Sacramento’s owner, has accepted the position of President of Pan American’s newly established Wholesale Life Brokerage Division. Larry and his team are tested life and financial services professionals and we are confident they will make a significant contribution to our Company moving forward. We anticipate this transaction will increase top line by more than 5% in the first twelve months as it also diversifies Pan American’s historical property and casualty revenue base. Pan American’s insurance distribution footprint is primarily California and Arizona—and all retail. The addition of CPS Sacramento adds a non-overlapping financial services business to our distribution platform which is wholesale in nature and national in scope. The wholesale life division will operate under the name CPS Sacramento.”

Larry Long added, “We are proud to become part of Pan American Underwriters. The life insurance industry is experiencing explosive growth at this time, and we believe this affiliation will allow our wholesale life brokerage operations to capitalize on the market opportunity we could not realize on our own. We believe Pan American’s corporate resources and financial strength combined with the infrastructure we have built over the last 35 years will allow us to grow into a national leader. Our goal is to make the retailer, our customer, better equipped to serve their clientele. We have the contracts and the backing of CPS, and now we have the business and financial partner in Pan American Underwriters to take us to the next level.”

CPS, a consortium of wholesale life brokerage agencies with headquarter operations in Irvine, California, has been in continuous operation for more than 32 years. CPS supports its membership (28 wholesalers nationally) through top carrier contracts, in-house underwriters, advance sales and technical support.

John Fazio, President of CPS, Irvine, California, offered, “Larry Long was the ninth brokerage agency to join CPS many years ago. We are very pleased to support his decision to affiliate with Pan American Underwriters. We are highly confident his organization along with CPS will make Pan American Underwriters successful in the wholesale life business.”

Terms of the transaction were not disclosed.

CAUTIONARY STATEMENT

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial and personal insurance products serving the risk management needs of agribusiness employers in the West since 1946. For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-KSB filed with the SEC on March 28, 2006.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500